UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. TWO)*

                            BT Financial Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    055763106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ]  Rule 13d-1(b)
[   ]  Rule 13d-1(c)
[   ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No.  055763106

 ----------------------------------------------------------------------------
 1.    Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only)
       Laurel Trust Company
 ----------------------------------------------------------------------------
 2.    Check the Appropriate Box if a Member of a Group*
                                                                [a]   [  ]

                                                                [b]   [  ]
 ----------------------------------------------------------------------------
 3.    SEC Use Only

 ----------------------------------------------------------------------------
 4.    Citizenship or Place of Organization
       Pennsylvania
 ----------------------------------------------------------------------------
               5.  Sole Voting Power                          720,915
  Number of    ------------------------------------------------------
   Shares
 Beneficially  6.  Shared Voting Power                         69,542
  Owned by     ------------------------------------------------------
    Each
  Reporting    7.  Sole Dispositive Power                     790,457
 Person With   ------------------------------------------------------

               8.  Shared Dispositive Power                         0
 ----------------------------------------------------------------------------
 9.    Aggregate Amount Beneficially Owned by Each Reporting Person
       790,457
 ----------------------------------------------------------------------------
 10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain
       Shares*  [   ]
 ----------------------------------------------------------------------------
 11.   Percent of Class Represented by Amount in Row (9)
       4.74%
 ----------------------------------------------------------------------------
 12.   Type of Reporting Person*
       BK
 ----------------------------------------------------------------------------




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

Item 1.

      (a)   Name of Issuer:

            BT Financial Corporation (the "Issuer")
            -------------------------------------------------------

      (b)   Address of Issuer's Principal Executive Offices:

            551 Main Street
            Johnstown, Pennsylvania 15901
            -------------------------------------------------------

Item 2.

      (a)   Name of Person Filing:

            Laurel Trust Company
            -------------------------------------------------------

      (b)   Address of Principal Business Office or, if none,
            Residence:

            551 Main Street
            Johnstown, Pennsylvania 15901
            -------------------------------------------------------

      (c)   Citizenship:

            Pennsylvania
            -------------------------------------------------------

      (d)   Title of Class of Securities:

            Common Stock, par value $5.00 per share("Common Stock")
            -------------------------------------------------------

      (e)   CUSIP Number:

            055763106
            -------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

   (a)  [   ]  Broker  or  dealer  registered  under  Section  15 of the Act (15
               U.S.C. 78o);

   (b)  [ X ]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

   (c)  [   ]  Insurance company as defined  in Section 3(a)(19) of  the Act (15
               U.S.C. 78c);

   (d)  [   ]  Investment company registered  under Section 8 of the  Investment
               Company Act of 1940 (15 U.S.C. 80a-8);


                                Page 3 of Page 5

   (e)  [   ]  An investment  adviser  in  accordance with ss.ss.240.13d-1(b)(l)
               (ii)(E);

   (f)  [   ]  An  employee  benefit  plan  or endowment fund in accordance with
               ss.ss.240.13d-1(b)(1)(ii)(F);

   (g)  [   ]  A parent  holding  company  or  control person in accordance with
               ss.ss.240.13d-1(b)(1)(ii)(G);

   (h)  [   ]  A savings  association  as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813);

   (i)  [   ]  A  church  plan  that  is  excluded  from  the  definition  of an investment  company  under  section 3(c)(14)  of  the  Investment
               Company Act of 1940 (15 U.S.C. 80a-3);

   (j)  [   ]  Group, in accordance withss.ss.240.13d-1((b)(l)(ii)(J).


Item 4.  Ownership.

      (a)   Amount beneficially owned:

            As of December 31, 1999, the undersigned beneficially owned 790,457 shares of Common Stock (4.74% of the outstanding shares of common stock), all of which are held in a fiduciary capacity.

      (b)   Percent of class:                      4.74%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to              720,915
                  direct the vote                    ----------


            (ii)  Shared power to vote or                69,542
                  to direct the vote                 ----------


            (iii) Sole power to dispose or to           790,457
                  direct the disposition of          ----------


            (iv)  Shared power to dispose or to               0
                  direct the disposition of          ----------


Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]



                                Page 4 of Page 5

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Inapplicable.

Item 8.     Identification and Classification of Members of the Group.

            Inapplicable.

Item 9.     Notice of Dissolution of Group.

            Inapplicable.

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 February 14, 2000
                                 ------------------------------
                                 Date

                                 /s/ Kim Craig
                                 ------------------------------
                                 Signature

                                 Kim Craig, President and Chief
                                 Operating Officer
                                 ------------------------------
                                 Name/Title





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